Exhibit 99.1

NEWS RELEASE

Contact: Sheri Henry Chief Financial Officer (ext. 132) sherih@amvproperties.com	1780 South Bellaire Street, Suite 100 Denver, CO 80222 Ph: (303) 297-1800 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST ANNOUNCES SALES OF SHERIDAN CENTER AND THE KELLOGG
BUILDING IN DENVER AND ARROWHEAD FOUNTAINS IN PHOENIX

DENVER, CO, November 8, 2006 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium size office tenants, announced today that it completed the sale of its Sheridan Center and Kellogg office buildings in Denver, Colorado and its Arrowhead Fountains office building in Phoenix, Arizona to Koll/PER, LLC (Koll/PER), a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (PERSI).  Sheridan Center, a 140,290 square-foot office property that is 80% occupied, was sold for $10,715,000, or approximately $76 per square foot.  The Kellogg Building, a 111,741 square-foot office property that is 100% occupied, was sold for $16,800,000, or approximately $150 per square foot.  Arrowhead Fountains, a 96,203 square-foot office property that is 96% occupied, was sold for $18,500,000, or approximately $192 per square foot.  The estimated cash proceeds of approximately $18 million, after payoff of the mortgage encumbering the three properties, closing costs and adjustments, will be accumulated with other proceeds and made available, subject to the expenses and other costs of AmeriVest, for distribution to shareholders under the plan of liquidation approved by AmeriVest shareholders.  The Company did not incur the $3.5 million prepayment penalty that had been reserved at September 30, 2006.  Detailed information regarding the proceeds of this sale is included at the end of this press release.  This is the seventh closing under the July 17, 2006 purchase and sale agreement with Koll/PER.  A final closing is anticipated to be scheduled as loan assumption approval is received from AmeriVest’s mortgage lender and other traditional closing activities are completed for the remaining portfolio loan, which includes the three remaining properties in the AmeriVest portfolio.

The Board of Directors of AmeriVest has previously announced a $3.50 per share initial liquidating distribution payable on November 16, 2006 to shareholders of record as of November 10, 2006, but has not yet established any dates for the payment of subsequent liquidating distributions.  There can be no assurance with respect to the timing or amount of any distribution or distributions to be made by AmeriVest, or that any other closings will occur under the purchase and sale agreement or otherwise.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholders approved a plan of complete liquidation.  Further information about AmeriVest is available at www.amvproperties.com.

The Koll Company, with its principal office in Newport Beach, California, currently owns and manages approximately 4.3 million square feet of existing multi-tenant, light industrial and suburban office space and has an additional 1.1 million square feet under development or in the planning stage.  Further information on Koll is available at www.koll.com.

The Public Employee Retirement System of Idaho (PERSI) is a $9 billion public pension plan headquartered in Boise, Idaho.  Its website is www.persi.state.id.us.   PERSI is advised by Chadwick Saylor Capital Management Inc., a registered investment advisor based in Los Angeles and Atlanta.  Its website is www.chadwicksaylor.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting and from time to time in the Company’s filings with the Securities and Exchange Commission.

Asset Sales Information

	Sheridan Center,	Previous	Total Sales to
	Kellogg Building,	Sales to	Koll/PER
	Arrowhead Fountains	Koll/PER	to date
Markets	Denver, Phoenix
RSF	348,234	907,314	1,255,548
Occupancy: % leased	91%
Closing date	11/8/2006

Contract purchase price	$46,015,000	$158,250,000	$204,265,000
Price per square foot	$132.14	$174.42	$162.69

Closing Costs and Adjustments

Contract purchase price	$46,015,000	$158,250,000	$204,265,000	100%

Sales Expenses
Commissions	(345,113)	(1,321,688)	(1,666,801)	-0.8%
Filing, title and other fees	(1,940)	(7,935)	(9,875)	0.0%
Title insurance	(33,328)	(365,647)	(398,975)	-0.2%
Total sales expenses	(380,381)	(1,695,270)	(2,075,651)	-1.0%

Closing Prorations
Rent prorations	(340,524)	(632,934)	(973,458)	-0.5%
Accrued interest	(45,842)	(220,654)	(266,496)	-0.1%
Transfer of security deposits	(284,981)	(743,131)	(1,028,112)	-0.5%
Property taxes payable	(428,961)	(1,639,528)	(2,068,489)	-1.0%
Other prorations	(69,878)	(300,212)	(370,090)	-0.2%
Capital repair credit	(323,100)	(278,750)	(601,850)	-0.3%
Transfer of tenant improvements/leasing commissions	(83,535)	(1,255,909)	(1,339,444)	-0.7%
Total prorations	(1,576,821)	(5,071,118)	(6,647,939)	-3.3%

Total adjustments to sale price	(1,957,202)	(6,766,388)	(8,723,590)	-4.3%

Net proceeds to seller	44,057,798	151,483,612	195,541,410	95.7%

Mortgage payoff/assumption	(27,876,664)	(60,921,806)	(88,798,470)	-43.5%

Release of net escrow balance to seller	1,419,337	1,442,437	2,861,774	1.4%

Net cash retained by seller (1)	$17,600,471	$92,004,243	$109,604,714	53.6%

(1)             A distribution of approximately $84.4 million will be paid on November 16, 2006.